INSIDER TRADING POLICY
As Amended March 3, 2026
PURPOSE
Navan, Inc., together with each of its subsidiary companies (the “Company,” “we,” “us,” or “our”), is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules, and regulations. Because stock is an important part of the Company’s compensation program, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) governing the purchase, sale, and other dispositions of the Company’s securities by the individuals and entities covered by this policy to promote compliance with insider trading laws, rules, and regulations, as well as applicable stock exchange listing standards.
Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information.
If you are considering trading our stock or other securities, please keep these three key points in mind:
●Never buy or sell our securities when in possession of MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask before trading.
You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our General Counsel or their designated representative, or, if no such employee at the Company has that title, the most senior in-house attorney (for purposes of this Policy, the “General Counsel”), will assist with implementing, interpreting, and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any 10b5-1 Plans (as discussed more fully later in this Policy).
Persons Covered By This Policy
This Policy applies to our employees, contractors, consultants, and Board members, as well as to their immediate family members, people sharing their households, and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts, and corporations which are associated or affiliated with our employees, contractors, consultants, and Board members; provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies individually as “you” and “Insider” and collectively as “Insiders.”
Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors (together with the officers, the “Section 16 Insiders”).

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If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material.
What This Policy Covers
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.
“Material information” is information about the Company, positive or negative, that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities.
Examples of material information may include:

●historical or forecasted gross booking value, payment volume, revenues, earnings, or other financial results;
●significant new products or services or other product developments;
●significant new contracts or partners or the loss of a significant contract or partner;
●significant developments regarding the Company’s technology or business operations;
●possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
●major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●significant cybersecurity incidents or data breaches;
●significant developments in borrowings or financings or capital investments;
●significant changes in financial condition or asset value or liquidity issues;
●changes in our Board or senior management;
●significant changes in corporate strategy;
●restatements of historical financial statements;
●changes in accounting methods and write-offs; and
●stock offerings, stock splits or changes in dividend policy.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

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“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company and in compliance with applicable securities laws. Please remember as well that we may possess confidential information relating to or belonging to our customers, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our General Counsel or assume that the information is nonpublic and treat it as confidential.
This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options, and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.
PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS
Insider Restrictions
The following is a list of prohibited activities for all Insiders:
●MNPI. Trade our securities while in possession of MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy).
●Trading Windows and Special Trading Restrictions. Trade our securities outside of a Trading Window or during a Blackout Period designated by our General Counsel (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below.
●Gifts & Other Transfers without Consideration. Unless approved in advance by our General Counsel, make a gift, charitable contribution, or other transfer without consideration of our securities, including for estate planning, during a period when the Insider cannot trade.
●Sharing MNPI. Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our General Counsel.
●Tipping. Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
●Derivative Securities. Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
●Hedging. Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
●Short Sales. Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
●Margin Accounts. Use or pledge our securities as collateral in a margin account or as collateral for a loan and is conducted in accordance with any applicable policy or guidelines of the Company regarding pledging.

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●Distributions. Distribute our securities to limited partners, general partners, or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners, or stockholders have agreed in writing to hold the securities until the next open Trading Window.
●MNPI in Other Companies. Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company. Federal and state insider trading laws, and this Policy, prohibit transacting in securities of a company, including our company or another company, when in possession of MNPI about that company. In addition, in the course of your employment, you may obtain MNPI about one company that could affect the share price of another or a different publicly traded company. In such a case, you may not trade in the securities of such other publicly traded company until such information becomes public or is no longer material.
Exceptions to Prohibited Activities
The following are permitted activities that qualify as limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that, even if a transaction is listed below, you will need to separately assess whether the transaction complies with applicable law. The trading restrictions of this Policy do not apply to the following:
●401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
●ESPP. Purchasing our stock through periodic, automatic payroll contributions, or making election changes, under our Employee Stock Purchase Plan. However, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.
●Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
●Settlement of RSUs for Tax Withholdings. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
●Inheritance and Divorce. Transfers by will or the laws of descent and distribution or transfers pursuant to a divorce settlement.
●Change in Form of Ownership. Transactions that only involve a change in the form in which you own securities.
WHEN TRADING IS ALLOWED

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To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below:
Trading Windows and Blackout Periods
●You Can Only Trade in an Open Trading Window. Other than pursuant to a 10b5-1 Plan, Insiders are allowed to trade our securities only during an open trading window period, which typically opens at the start of the second full trading day following the date of the widespread public release of our quarterly or year-end financial results, and closes at the close of trading on the fourteenth calendar day of the third month of the then-current quarter (the “Trading Window”). For example, if we publicly announce our quarterly financial results after close of trading on a Monday, then the first time an Insider can trade our securities is at the open of regular trading on Wednesday. If the fourteenth calendar day of the third month of the then-current quarter falls on a weekend or federal holiday, then the trading window period will close on the last trading day immediately preceding the fourteenth calendar day. For example, if the fourteenth calendar day of the third month of the then-current quarter falls on a Saturday, then the trading window period will end at the close of market on Friday.
●Even During a Trading Window, You Are Not Allowed to Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI.
●You Cannot Trade During a Blackout Period. Even during a Trading Window, our General Counsel, at his or her discretion, may designate special trading restrictions (“Blackout Period”) that apply to specific individuals or groups of people (including all Insiders) for as long as our General Counsel determines. No Insider subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period is permitted to tell anyone not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
Additional Restrictions Applicable to Section 16 Insiders and Designated Insiders
In addition to the restrictions noted above and elsewhere in this Policy, Section 16 Insiders and Designated Insiders must also comply with the following:
We strongly encourage Section 16 Insiders to trade in our securities pursuant to a 10b5-1 Plan entered into in accordance with this Policy (refer to our Rule 10b5-1 Guidelines).
If you are a Section 16 Insider, prior to trading our securities other than pursuant to a 10b5-1 Plan, you must obtain pre-approval from our General Counsel (or in the case of the General Counsel, by the Chief Financial Officer or principal accounting officer) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the first proposed trade that you have no MNPI and, to your knowledge, you will have no MNPI as of the proposed trade date and (c) receiving confirmation from our General Counsel approving the trade, which approval can be granted or denied at his or her discretion. This includes even proposed gifts involving our common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities do not change. From time to time, the General Counsel may identify other persons who require pre-clearance on Schedule I hereto.

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You can satisfy the first two requirements (a) and (b) above by emailing the General Counsel or their authorized designee. You must also notify the General Counsel or their authorized designee promptly via email of any changes to the certification prior to the proposed trade.
Other Trading Arrangements
Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the General Counsel.
TRADING BY THE COMPANY
The Company will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.
THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
CONSEQUENCES OF VIOLATING THIS POLICY
We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
ADMINISTRATION
The General Counsel will administer and interpret this Policy and enforce compliance as needed. The General Counsel may consult with the Company’s outside legal counsel as needed. The General Counsel may designate other individuals to perform the General Counsel’s duties under this Policy.
Neither the Company nor the General Counsel will be liable for any act made under this Policy. Neither the Company nor the General Counsel is responsible for any failure to approve a trade or for imposing any Blackout Period.
REPORTING VIOLATIONS
Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our General Counsel. To anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.

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CHANGES TO THIS POLICY
Our Board or any designated committee of the Board, reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. For the avoidance of doubt, unless explicitly stated by the Board, any waiver, amendment or modification of the Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics.
ADOPTION AND AMENDMENT HISTORY
The effective date of this Policy is October 29, 2025. The Policy was amended on March 3, 2026.

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Schedule I

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